MINING EXPLORATION AGREEMENT WITH THE OPTION TO BUY, BETWEEN ROBERTO PRECIADO, IN HIS OWN RIGHT (WHO WILL BE REFERRED TO AS THE “CONCESSION HOLDER” THROUGHOUT THE FOLLOWING DOCUMENT), WITH THE CONSENT OF HIS SPOUSE, MRS. BERTHA ELENA MARTINEZ ESPINOZA, AND ORO DE ALTAR S. DE R.L. DE C.V. (WHO WILL BE REFERRED TO AS THE “COMPANY”) REPRESENTED BY ITS SPECIAL POWER OF ATTORNEY HOLDER, IGNACIO LIMÓN GONZÁLEZ, IN ACCORDANCE WITH THE FOLLOWING STATEMENTS AND CLAUSES:

STATEMENTS

I.          The Concession Holder states that:

I.1.
He is an individual of Mexican nationality, with the legal and financial power to enter  this agreement; and is married to Mrs. Bertha Elena Martinez who has appeared  willingly to express her consent to the terms and conditions of this agreement.

I.2	He is the legitimate holder to the following mining concessions (hereafter, indistinctly, “Conseciones Mineras” (Mining Concessions) or “Lotes Mineros” (Mining Lots):

Name of the Mining Lot	Title Number	Surface (Hectares)	Municipality

El Cometa	216684	9.0000	Sáric, Sonora

El Cometa 2	219812	91.0000	Sáric, Sonora

El Cometa 4	225824	20.0000	Sáric, Sonora

El Cometa 5	225092	260.5752	Sáric, Sonora

El Cometa 5	225051	65.9935	Sáric, Sonora

Lalo 1	229206	29.0000	Sáric, Sonora

Lalo 1	227384	611.3590	Sáric, Sonora

Lalo 2	229255	97.7623	Sáric, Sonora

Lalo 2	227383	21.2562	Sáric, Sonora

Cometa 4	222784	58.5084	Sáric, Sonora

Lalo 3	231330	37.6.6406	Sáric, Sonora

I.3
The Mining Concessions are in force and in compliance with the obligations  established by Mining Law and its Regulations, in regards to Federal Law Rights;  and that until the day this agreements was entered, no official letter was issued by  the General Mining Authorities or any other authority which can affect in any form  the rights derived from the Mining Concessions.

I.4.
The mining concessions are free of any and all kind of responsibilities, liens,  impediments, impositions, or claims from third parties, including but not limited  these, contracts, promises, agreements, options, royalties of any kind, embargos,  notifications of embargo, seizures, notifications of seizure, expropriation, temporary  occupations, easements, debt, contingencies, obstacles, and administrative or  judicial litigations or proceedings.

I.5	Until entering this agreement the Concession Holder had not received any claims from any ecological related authority.

I.6	No obligations with third parties have been acquired or subsist which may impede this agreement from being signed.

I.7.	Any agreement previously entered among both parties will be replaced by the voluntary and willing signing of this agreement.

II.   The Company states, by means of its representative that:

II.1
It is a corporation constituted in public deed number 57,381 (fifty seven thousand  three  hundred and eighty one), volume 1,503 (one thousand five hundred and  three), granted before Carlos Cabrera Muñoz, head of public notary number 11  (eleven), residing in this municipality, and practicing within his notarial jurisdiction, on  the sixth day of march in the year 2002 (two-thousand and two), registered under  number 21, 564 (twenty one thousand five hundred and sixty four), volume 691 (six  hundred ninety one), commerce section, book 1 (one), at the Public Registry of  Commerce in the same city, on the 11 (eleventh) of March 2002 (two thousand and  two), and under number 127 (one hundred twenty seven), page 64 (sixty four) before  volume XXXVII (thirty seven) of the Mining Corporations Book of the Mining Public  Registry, on the 15 (fifteenth) of April of 2002 (two thousand two).

II.2	Any agreement previously entered among both parties will be replaced by the voluntary and willing signing of this agreement.

Based on these Statements, both parties issue this agreement subject to the following:

CLAUSES

FIRST. OPTION TO BUY. The Concession Holder grants the Company an irrevocable and exclusive option to buy (hereafter referred to as “Option to Buy”), so that Company may acquire ownership of the Mining Concessions as well as any other concession that may substitute any other concession, from the Concession Holder.

The Option to Buy includes an irrevocable and exclusive option granted to the Company by the Concession Holder to acquire any concession whose title is in process or may be in process in the future by application of the Concession Holder or any other person or company related to the Concession Holder in relation to the lots located totally or partially within a 2 (two) kilometer radius, counting from the exterior limits of any of the lots within the Mining Concessions at the same price or considerations agreed to in this contract, without the Company having to pay different or additional amounts. The option mentioned in this paragraph may be put in effect by the Company within 60 (sixty) calendar days following the day in which the Concession Holder gives a written notice to the Company that the concessions were issued. In all other matters, this agreement will apply to the concessions in the second paragraph.

SECOND. TERMS OF THE OPTION. For the purpose of the Option to Buy, both parties agree to the following:

a)
The Company may exercise its option to buy in a period of up to 44 (forty four)  months (hereafter referred to as “Option Period”) counting from the date of the  signing of the public deed of the present agreement or confirmation of the signatures  of both parties by the attesting official (hereafter referred to as the “Signature Date”).

b)
Subject to the items stated in the Seventh clause in this contract, the purchase price  (“Purchase Price”) for the ownership of the Mining Concessions is the total amount  of $1,500,000.00 (one million five hundred thousand dollars 00/100) currency of the  United States of America (hereafter referred to as “US Dollars”).

c)
The Concession Holder is obligated to sign a definite Sales Agreement with the  Company (“Definite Agreement”) for the ownership of the Mining Concessions at any   moment within the Option Period at the request of the Company, who will notify the  Concession Holder that it has exercised its option to Buy, at least 30 (thirty)  calendar days in advance to the date in which both parties should sign de Definite  Agreement;

d)
The Concession Holder will transfer the ownership of the Mining Concessions and  the ownership of that mentioned in the second paragraph of the first clause free of  any liens and without limitations; and

e)	The Definite Agreement will be made effective in a public deed or will be confirmed by the public notary that the Company chooses.

THIRD. RIGHT TO EXPLORE. The Concession Holder grants the company the exclusive and irrevocable right to explore the Mining Lots during the Option Period, which consist of, by way of information but not limited to, the geological, geophysical reconnaissance, blasting, development and drilling of any kind, tunnels, shafts, pits, and any other work the Company considers convenient to find, quantify and exploit the mineral reserves that may exist in the Mineral Lots. The Company will have, the right to take mineral samples from the Mining Lots and withdraw these, as well as rough minerals and drilling samples for metallurgic tests and other kinds of studies. It is agreed to, that the Company may collaborate with, or employ third parties for the operations mentioned in this clause. All of the exploration work will be carried out by the Company directly or through contractors, without interfering with the Concession Holder.

The Company will carry out the exploration on the Mining Lots at its sole discretion during the Option Period and will invest on these lots the minimum amounts established by Mining Laws.

Both parties agree that the Option to Buy is according to the exploration results on the Mining Lots; therefore, this contract is strictly optional to the Company, who may terminate it in advance, at any moment, under the terms stated in the Thirteenth Clause.

FOURTH. PAYMENTS FOR THE OPTION TO BUY. During the Option Period, while the Option to Buy is in force, the Company will pay the Concession Holder as a retribution for the Option to Buy the following amounts indicated in US Dollars.

a) At the time of signing:	45,000.00
b) On the 8th (eighth) month:	25,000.00
c) On the 12th (twelfth) month:	25,000.00
d) On the 16th (sixteenth) month:	25,000.00
e) On the 20th (twentieth) month:	25,000.00
f) On the 24th (twenty forth) month:	25,000.00
g) On the 28th (twenty eighth) month:	25,000.00
h) On the 32nd (thirty second) month:	25,000.00
i) On the 36ht (thirty sixth) month:	25,000.00
j) On the 40th (fortieth) month:	25,000.00
k) On the 44th (forty fourth) month:	25,000.00

The company will retain the applicable income taxes for each of the payments above mentioned, but the Company will compensate the Concession Holder with the same amount of the retention on each case. So that the Company is obligated to compensate the Concession Holder with that same amount, the Concession Holder must demonstrate to the Company that it is registered with SAT (revenue system) as an individual with commercial activities..

FIFTH. COVENANTS REGARDING THE PAYMENTS. In regards to all the payments mentioned in this agreement, including but not limited to the retribution for the Option to Buy and the Purchase Price, both parties agree to the following:

a)
The Company may issue the payments in the national currency, plus the value- added tax, which will be transferred at the moment of making each payment. The  conversion from US Dollars to national currency will be at the exchange rate  available to settle obligations in foreign currency within the Mexican Republic which  is published the Federal Register on the immediate working day before the payment  date, by means of a check payable to the Concession Holder.

b)
The Company will issue the payments to the Concession Holder, and the Company  is not responsible or will be responsible for the distribution of these payments  between the Concession Holder and the spouse;

c)
The Concession Holder will issue an invoice in favor of the Company for each  payment received from the Company, through a document that includes all the  applicable legal requirements established in fiscal matter.

d)
If the day on which the payment is due, is on a non-working day, the Company will  make the payment on the following working day. “Non-working day”, for this matter,  refers to obligatory days established by the Federal Labor Law.

SIXTH. PAYMENT OF THE PURCHASE PRICE. The Company will pay the Purchase Price to the Concession Holder, on the signature and notarized confirmation date (“Purchase Date”) of the Definite Contract, with the purpose of selling the ownership of the Mining Concessions. The purchase price is fixed at US$1,500,000.00 (One million five hundred US Dollars).

The Company will retain from the Concession Holder what should be retained for income taxes for the payment of the Purchase Price, but the company will compensate the Concession Holder for the same amount of the retention. So that the Company is obligated to compensate the Concession Holder with that same amount, the Concession Holder must demonstrate to the Company that it is registered with SAT (revenue system) as an individual with commercial activities.

The Concession Holder will transfer to the Company value added taxes for the Purchase Price, who after receiving these will issue an invoice to the Company that includes all the applicable legal requirements established in fiscal matter.

SEVENTH. DEDUCTION OF PAYMENTS DURING THE OPTION TO BUY. Both parties agree that there will be no deductions for the payments made by the Company towards the Purchase Price according to the Fourth clause. If there should be a difference regarding the Purchase Price once the Option to buy is in effect, such difference will be paid to the Concession Holder by the Company on the Purchase Date.

EIGHTH. THE CONCESSION HOLDER’S OBLIGATIONS. During the period of the Option to Buy, the Concession Holder is required to do the following:

a)	Not transfer or promise to transfer any rights related to the Mining Concession or their ownership;

b)	Not constitute or allow any constitution or impositions of liens on the Mining concessions as well as any other obligations or conditions mentioned in I.4;

c)	Not issue rights or interests to third parties in relation to the Mining Concessions;

d)	Immediately notify the Company of any governmental letter or any knowledgeable claim, lawsuit or litigation to the Concession Holder in relation to the Mining Concessions;

e)
Allow the Company to withdraw all the facilities, machinery and equipment belonging  to the Company or the Company contractors at any moment from the Mining Lots,  except for the permanent structures and improvements, supports and in general all  of the installations necessary for the security and stability during operations on the  Mining Lots, since the permanent assets will remain in benefit of the Concession  Holder in case the Company doesn’t execute its Option to Buy or Option to Exploit;

f)
Not obstruct the right to explore which the Concession Holder issues according to  this agreement and during the Period of the Option and equally not obstruct the  right to explore if the Company execute the Option to Explore, as it is defined ahead;

g)
Sign on time and timely deliver to the Company reports for the work sites or mining  work and any other documents needed to maintain the Mining Concessions valid,  without affecting how the Company signs these and presents them;

h)
Sign and deliver diligently to the Company any document, application, petition or  information required to be submitted to proper authorities by the Company in regards  to the Mining Concessions or the Lots.

NINTH. THE COMPANY’S OBLIGATIONS. During the Period for the Option to Buy and while the Company carries out exploitation tasks according to the seventeenth clause, the Company will be in charge of the following obligations;

a)
Carry out exploration tasks and, when the opportunity, exploitation tasks (if the  Option to Exploit is put in effect) on the Mining Lots according to the proper mining  techniques, using the most advanced technology in geology, drilling and exploitation  of minerals available in the Mexican Republic, according to the Company, in  compliance to the obligations established by the Mining Laws and its Regulations, as  well as the ecological and security statues that proceed for mining;

b)
Prepare and present, on its own and at its own cost, timely verification reports of the  sites and mining tasks carried out on the Mining Lots, which the Concession Holder  is obligated to sign on time according to the agreed on in the last clause;

c)
Pay the Concession holder the amounts referred to in the Fourth clause of this  agreement, if the Company desires to keep its rights to purchase the Mining  Concessions; otherwise, the Concession holder could terminate the present  agreement in advance.

d)
Take the measures necessary to keep the Mining Concession valid as well as any  rights in relation, and carry out any measures required to assure that the Mining Lots  remain unaffected or free of liens due to the Companies exploration and exploitation  tasks;

e)
Pay for the mining rights related to the Mining Concessions and the expenses from  governmental licenses required for exploration and, if possible, for exploitation (if the  Exploitation Option is put in effect) of the Mining Lots;

f)	Obey at all times the legal, federal, state, and municipal regulations that apply to exploration operations on the Mining Lots;

g)	Request the registration of this agreement in the Public Registry for Mining, as well as the Definite Agreement, if signed.

TENTH. SURFACE REDUCTION, GROUPING, DIVISION AND DISCONTINUANCE. During the Period of Option to Buy and during the time in which the Company carries out jobs and exploitation tasks under the seventeenth clause, the Concession Holder is required not to perform any acts or subscribe any documents which may cause; i) the reduction of the surface of any of the Mining Lots, ii) the grouping of any of the Lots, iii) the division of the surface of any of the Lots or iv) the discontinuance of any of the Mining Concessions.

ELEVENTH. CONFIDENTIALITY. Except for the documents to be registered before the proper authorities in relation to this agreement, or the information that may be required from authorities or any other information that the Company may need to reveal to any stock market, all of the agreements, documentation and information related to this agreement will  remain confidential between its parties, assigns and successors.

The Concession Holder must keep all information regarding the geological aspects, drilling, mineral exploitation and or mining potential of the Mining Lots strictly confidential. This includes any new information discovered by the Concession Holder during and after the Option Period if the Company executes its Option to Buy or if it executes its Exploitation Option.

TWELFTH. TRANSFER OF RIGHTS. The Concession Holder may only transfer the rights and obligations related to this contract with the prior written consent of the Company, which will not refuse the consent in an unjustified manner as long as the successor involved is required to comply with all the terms and conditions of the present contract. The concession holder authorizes the Company to transfer the rights and obligations of this agreement, to the individual or corporation it legally designates, which will only require a written notice from the Company to the Concession Holder with 8 (eight) calendar days in advance from the transfer, as long as the successor involved complies with all the terms and conditions in this agreement.

THIRTEENTH. OPTIONAL TERMINATION. Due to the unilateral nature of the Option to Buy and the Exploitation Option, both parties agree that the Company holds the right to terminate these at any moment and, upon termination, the rights and obligations corresponding to the Company in regards to the exploration and exploitation of the Mining Lots and payments shall also be terminated, in any case, without notice or proof and without responsibility on behalf of the Company.

Based on the optional termination mentioned in this clause, the Company will notify the Concession Holder of its decision to terminate this agreement with 30 (thirty) calendar days in advance, following which, the termination of the contract will be in effect.

Due to the said optional termination:

a)
The company will cancel any payment scheduled in this agreement, among which  are, those agreed to in sections b) to k) of the Fourth clause, after the date in which  the Company has notified the termination in advance to the Concession Holder;

b)	The Company will not claim the amounts paid to the Concession Holder, or the permanent improvements, if they have already been made, on the Mining Lots;

c)
Any obligation of payments or mining rights on behalf of the Company will be  definitely concluded, under the understanding that the Company will totally cover the  mining rights within the semester in which the agreement is valid, regardless of the  date of the application to terminate, in other words, if the agreement is valid during  the first days of every semester, the Company is required to pay the full semester;

d)
Any obligation on behalf of the Company will be definitely concluded in regards to  the expenses, investments and presentation of work verification reports related to  this agreement, under the understanding that the Company shall provide the  Concession Holder with the information and documentation necessary to carry out  the report in case this agreement is terminated before the period by which this  obligation is required, according to mining legislature; and

e)
The Company will deliver to the Concession Holder within a period of no more than  sixty calendar days after the optional termination date: i) the documentation that  proves fulfillment of the obligations related to the Mining Concessions in regards  to  the presentation of mining verification reports and mining rights payments during  the  valid period of this contract.

FOURTEENTH. SUCCESSORS AND ASSIGNS. The present agreement obligates and benefits the successors and assigns authorized by the Concession Holder and the Company’s successors and assigns.

FIFTEENTH. SUSPENSION OF FULLFILLMENT OF OBLIGATIONS. All of the Company’s obligations and the scheduled periods of payments contained in this agreement, will be temporarily suspended in  case of force majeure or unforeseen circumstances including, among others, war, riots and, in general, any act of authority or situation that prevents compliance with this agreement, so long as they are not chargeable to the Company, being understood that the mentioned periods will be postponed for a period equivalent to that in which they were prevented from being complied.

SIXTEENTH. EXPENSES AND TAXES. The expenses and notaries fees related to this agreement and, if applicable, to the Definite Agreement will be at the expense of the Company.

SEVENTEENTH. EXPLOITATION OPTION. In case the Company does not put into effect its Option to Buy, it may decide to exploit the Lots (before and hereafter referred to as “Exploitation Option”) and, in exchange, pay the Concession Holder NSR (Net Smelter Return) royalties of 1% (one percent), up to a maximum of US $3,000,000 (three million dollars, currency of the United States of America), which will be calculated each semester and paid to the Concession Holder within 30 (thirty) calendar days of the end of the semester. For NSR royalties, in relation to this agreement, it is understood that the net amount of money received by the Company for the sale of ore, ore concentrate or other mineral products obtained from the Lots, to a smelter or other buyer, tax deductions or import export rights, smelting charges and or refining, charges for treatment or processing, sanctions or penalties and any other charges on behalf of the buyer or smelter, and deductions made to freight and insurance costs involved with the shipping of the products and delivery to the buyer or smelter.

The Concession Holder will have 30 (thirty) calendar days to revise the manner in which the Company calculated the payments mentioned in the paragraph immediately above, counting from the date in which the Concession Holder has received them, this revision will be at the expense of the Concession Holder. If the Concession Holder fails to make the revision or does not have any objection to the amount of the payment after having made the revision within 60 (sixty) calendar days, the payment will be considered well calculated and done, and will be definite and unable to be modified.

The Company will retain any income taxes necessary from the Concession Holder for each of the scheduled payments in this clause, but the Company will compensate the Concession Holder with the same amount of the retention in each case. In order for the Company to be obligated to compensate the Concession Holder with this same amount, the Concession Holder must demonstrate to the Company that it is registered with SAT (revenue system) as an individual with commercial activities. After receiving the payments accordingly with this clause, the Concession Holder will issue and deliver a fiscal invoice to the Company.

The Company will have the option to put in effect its Exploitation Option at any moment within the Option Period, in other words, at any moment while the Option to Buy is valid.

The Company will be able to temporarily or definitely suspend the exploitation of the Lots at any moment, at its sole discretion, without further requirements than a written termination notice to the Concession Holder, indicating the day as of which the suspension is effective. The Company is not required to justify its decision when temporarily or definitely suspending the exploitation of the Lots or is it required to pay for damages or compensate the Concession Holder, spouse, nor any other person as a result of this suspension.

All the exploitation work will be carried out by the Company, directly or through contractors, without involving the Concession Holder.

If the Company executes its Exploitation Option, the payments made by the Company to the Concession Holder according to the fourth clause will be deducted from the amount of US$3,000,000 (three million dollars, currency of the United States of America) agreed to in this clause.

The Exploitation Option is exclusively in favor of the Company and unilateral being that the Company is not obligated to put it into effect.

EIGHTEENTH. CONSENT AND AUTHORIZATION.

The Concession Holder hereby irrevocably grants the Company the consent and authorization necessary, in its judgment or according to the applicable laws, to apply for permits, licenses, authorizations, favorable disclaimers, approval of environmental impact and procedural risks declarations, authorization for change of ground use, and any other act or document required to carry out the mining tasks and work on the Lots, in a way that wouldn’t require any different or additional consent or authorization from the Concession Holder for any these purposes.

NINETEENTH. FAILURE TO EXECUTE. Failure to execute on behalf of both parties in regards to the obligations hereby included in this agreement, will grant the right to the non-breaching party (the “Non-breaching Party”) for failure to execute any provision, to obtain form the breaching party ( the “Breaching Party”) the satisfaction of the corresponding  obligation. In such case, the Non-breaching Party must notify the breach to the Breaching Party, in order for the obligation to be met, within 30 calendar days after the Breaching Party has received a notification; if the time period has passed and the failure continues nor has a reasonable effort been made to cure the breach, the Non-breaching Party will have the right, at its disposal, to cancel this agreement with a notice within 3 (three) calendar days. In the event of a breach in the obligations related to the payments mentioned in the Fourth clause, the only reasonable effort is payment of the debt, under the terms mentioned in this agreement.

In the event of a cancelation, on behalf of the Non-breaching Party will notify the Breaching Party of the causes for the cancelation and the date as of which the agreement is canceled, without a previous court order, and in this case, the Breaching Party is obligated to satisfy the pending compensations and if the Breaching Party is the Company, it should abandon the site within 30 (thirty) calendar days without right to any legal or non-legal claims.

TWENTIETH. WARNINGS AND NOTIFICATIONS. All of the warnings and notifications that both parties should exchange in regards to this agreement, will be written and in either Spanish or English. In the event of a discrepancy between the versions in English and Spanish, the Spanish version shall prevail. The warnings and notifications will obligate the signees when delivered personally or sent by means which assure the effective reception of the notification and provide proof, and are properly addressed to the address stated in this agreement for each party, which if not otherwise stated should be the following:

If to the Concession Holder and his/her spouse:

· Avenida Niños Héroes 111 Colonia Marisol CP 84160, Magdalena de Kino, Sonora

If to the Company:

· Lamberto Hernández N. 73 Poniente, Colonia Centro CP 83600, Caborca, Sonora

TWENTY-FIRST. MARITAL CONSENT.

Mrs. Bertha Elena Martinez Espinoza grants her irrevocable marital consent to the Concession Holder for the purpose of entering this agreement and being required to its terms, and, jointly with the Company, modify it as many times necessary or convenient, without the repeated need of her consent.

TWENTY-SECOND. THE APPLICABLE LEGISLATION. This contract is entered under the terms of article 78 of the Code of Commerce; therefore, its nature is commercial and in the event of controversy over issues not agreed on here within, mining legislature and commercial legislature will apply, and supplementary, the Federal Civil Code, for issues not foreseen in the legislatures before mentioned. Both parties agree that the interpretation, compliance and execution of this agreement, will be subject to the applicable laws and the competent common law courts in Hermosillo, Sonora, renouncing to use any court which because of present of future addresses or locations of assets could apply.

In accordance with the provisions in this agreement, both parties enter and sign this agreement in quadruplicate in Magdalena de Kino, Sonora, on the 4th of April of 2008, two copied for each party, one for each Concession Holder and two for the representative of the Company of which one will be for the Mining Public Registry.

THE CONCESSION HOLDER

/s/ Roberto Preciado Soto

Roberto Preciado Soto

/s/ Sra. Bertha Elena Martinez Espinoza

Sra. Bertha Elena Martínez Espinoza

THE COMPANY

/s/ Ignacio Limon Gonzalez

Oro de Altar S. de R.L. de C.V.

represented by Ignacio Limón González

Francisco Alfonso Corella Zamudio, Public Notary number Eight, in practice within this jurisdiction, certifies and :…………………………………………………………………………………………………………Certifies ……………… …………………………….… That the present document, contains thirteen pages, useful only on their front side, with prior revision of its content, was signed before me by Roberto Preciado Soto, Bertha Elena Martinez Espinoza and Ignacio Limón González, who were sworn to tell the truth, state to adult Mexicans, Mr. Roberto Preciado Soto, a miner, from this city of Magdalena de Kino, Sonora, where he was born on January 5th 1929, who resides at Avenida Niños Héroes 111; Mrs. Bertha Elena Martinez Espinoza, housewife, from this city of Magdalena de Kino, Sonora, where she was born on January 28 of 1933, and who resides at the same address mentioned above; and Mr. Ignacio Limón González, Public Accountant, from Guaymas, Sonora, where he was born on December 30, 1945. Who all identified themselves with picture voting identifications number, 0131233120648, 013123120438 and 0419023700402 ……………………………… ……………………………………This certification is signed according to the terms stated in the second paragraph of article Twenty six, of the current Notary Law, in Magdalena de Kino, State of Sonora, Mexico, on the fourth of April of two thousand and eight. I hereby certifiy……………………

Public Notary Eight

Lic Franciso Alfonso Corella Zamudio